Exhibit 99.1

Prospect Capital Corporation Closes Acquisition of Patriot Capital

NEW YORK, NY--(Marketwire - December 2, 2009) - Prospect Capital Corporation (NASDAQ: PSEC) ("Prospect," "we," "us" or "our") announced today that it has completed the acquisition of Patriot Capital Funding, Inc. ("Patriot") whereby Patriot merged with and into Prospect, pursuant to the Agreement and Plan of Merger (the "Merger Agreement") by and between Prospect and Patriot, dated August 3, 2009 (the "Merger").

Immediately prior to the consummation of the Merger, Patriot paid a final distribution to its shareholders in an amount equal to its undistributed net ordinary income and capital gains through December 2, 2009, pursuant to the terms of the Merger Agreement. The amount of the final dividend was $0.38 per share and was paid 10% in cash and 90% in newly issued shares of Patriot common stock. The total cash distributed was $821,000 and an additional 1,862,862 shares of Patriot common stock were issued. The shares of Patriot common stock issued in connection with the final distribution were converted into shares of Prospect common stock in accordance with the terms of the Merger Agreement.

Also immediately prior to the consummation of the Merger, outstanding shares of Patriot restricted stock became fully vested and all restrictions with respect to such shares of restricted stock lapsed. A number of shares of restricted stock were cancelled in exchange for a cash payment by Prospect in an amount to cover tax obligations of the holders of the restricted stock. All shares of restricted stock participated in the Merger on the same basis as all outstanding shares of Patriot common stock.

All outstanding Patriot stock options were cancelled in exchange for a payment in cash of $0.01 per share of common stock underlying the stock options.

Pursuant to the terms of the Merger, each outstanding share of common stock of Patriot, after adjusting for the restricted share cancellation and the shares issued in conjunction with distribution described above, was converted into the right to receive 0.363992 shares of Prospect common stock, resulting in the conversion to approximately 8,444,000 newly issued shares of Prospect common stock, subject to adjustment for fractional shares to be paid in cash. Prospect now has approximately 63.35 million shares outstanding.

At the Merger, Prospect repaid the outstanding amount of the Patriot credit facility totaling $107.3 million through cash on hand and $60 million drawn on Prospect's previously undrawn credit facility.

"We are delighted to close this acquisition for mutual benefit of Prospect and Patriot shareholders," said Grier Eliasek, President and Chief Operating Officer of Prospect. "As previously disclosed, we have an active pipeline of new originations as well as other potential portfolio acquisitions, including a sizeable portfolio under negotiation about which we hope to disclose more details in the weeks to come."

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

We have elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to us could have an adverse effect on us and our shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future. [Missing Graphic Reference]

For further information, contact:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577